Exhibit(d)(9)

September 4, 2003

Cendant Corporation

9 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

We are writing with regard to your interest in discussing the possibility of negotiating a transaction between Orbitz LLC, a Delaware limited liability company (“Company”) and Cendant Corporation, a Delaware corporation (“Cendant”). In the course of discussions concerning a possible transaction between Company and Cendant, Cendant and Company (as applicable, “Recipient”) may obtain from one another (as applicable, “Disclosing Party”) or their respective representatives information whether written, oral or electronic in form including data, reports, interpretations, documents and records containing or otherwise reflecting information, concerning the Disclosing Party’s business, and which thereafter may be contained or reflected in analyses, compilations, studies or other documents, whether prepared by the Recipient or others (collectively, the “Confidential Information). The following information will not constitute Confidential Information for purposes of this letter: (a) information which was, or has become, generally available to the public other than as a result of a disclosure in violation of the terms hereof or through Disclosing Party or its representatives, (b) information which was available to Recipient on a non-confidential basis prior to its disclosure to Recipient by Disclosing Party (provided that the Recipient had no reason to know that the source of the information was breaching a duty to Disclosing Party by disclosing such Confidential Information), (c) information developed by Recipient without the use of Confidential Information.

Recipient agrees that the Confidential Information will be held and treated by Recipient confidentially and will not be disclosed to any other person or entity and that the Confidential Information will not be used for any purpose other than to evaluate the possible transaction described in this letter; provided, however, that (i) Recipient may disclose the Confidential Information to those of its representatives who need to know such Confidential Information for the purpose of evaluating the transaction described in this letter and (ii) Recipient may disclose such Confidential Information as to which Disclosing Party has consented in writing to disclose or as required by law, SEC or NYSE regulations.

In addition, Recipient agrees that it will not make any disclosure that it is having or has had discussions concerning a possible transaction involving Disclosing Party, that Recipient has received Confidential Information or that Recipient is considering a possible transaction involving Disclosing Party; provided, however, that Recipient may make such disclosure if it has received advice from its counsel that such disclosure must be made by Recipient in order that it not commit a violation of law and, prior to such disclosure, Recipient promptly advises and consults with the

Disclosing Party and its legal counsel concerning the information it proposes to disclose.

Recipient agrees that if it decides not to proceed with a transaction of the type contemplated herein, it will promptly inform Disclosing Party of that decision. Recipient agrees that all written and/or electronic Confidential Information will be returned to Disclosing Party or destroyed promptly upon Disclosing Party’s general request. Notwithstanding the return or destruction of Confidential Information, Recipient and its representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

Recipient agrees that it will inform each of its representatives which has, or will have, access to any or all of the Confidential Information, of the existence and content of this letter and will take all reasonable action necessary to cause such representatives to observe the confidentiality requirements hereof. In any event, Recipient agrees to be responsible for any breach of this agreement by any of its representatives. This letter shall not prohibit disclosure by Recipient of any Confidential Information if, in the reasonable opinion of Recipient’s legal counsel, such disclosure is required to avoid a violation of law, SEC or NYSE regulations by Recipient, in which event Recipient shall only do so to the limited extent necessary to comply with such law and shall, to the extent practicable, give Disclosing Party advance notice thereof and an opportunity to comment on any such disclosure. In the event that Recipient is required in any proceeding to disclose any of the Confidential Information, it will give the Disclosing Party prompt written notice of such request so that Disclosing Party may seek an appropriate protective order. If Recipient is compelled to disclose all or any part of the Confidential Information, it may disclose without liability hereunder such Confidential Information as it is legally required to disclose; provided, however, that Recipient will give Disclosing Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as practicable and, upon Disclosing Party’s request and at Disclosing Party’s expense, use reasonable efforts to assist Disclosing Party in obtaining assurances that confidential treatment and/or a protective order will be accorded to such Confidential Information.

The obligations set forth in the previous paragraph shall survive the termination of this letter, termination of discussions between the parties and the completion of the parties’ evaluation of the possible transaction, and shall remain in effect until the possible transaction is consummated, the implicated Confidential Information becomes generally available to the public other than through a violation of the terms of this letter, or two years from the date of this letter, whichever comes first.

Recipient understands and agrees that none of Disclosing Party or any of its affiliates, agents, advisors or representatives (i) have made or make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information or (ii) shall have any liability whatsoever to Recipient or its representatives relating to or resulting from the use of the

Confidential Information or any errors therein or omissions therefrom.

The validity, interpretation and performance of this letter shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of any other jurisdiction.

No failure or delay by Disclosing party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. This letter contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This letter may be amended or waived only by written instrument duly executed by the parties hereto. This letter may be executed in several counterparts, all of which together shall constitute one and the same instrument.

Additionally, Cendant agrees that, for a period of two years from the date of this letter, it and its controlled affiliates will not acquire, or assist, advise or encourage any other person in acquiring, directly or indirectly, control of the Company or any of the Company’s securities, businesses or assets unless the Company shall have consented in advance to such acquisition. Notwithstanding anything contained herein to the contrary, the foregoing prohibition shall not apply to the following activities of Cendant and its affiliates: (i) acquisition of up to an aggregate of 2% of any one or more classes of securities of the Company made without the intent of controlling the Company; or (ii) acquisitions made in connection with a transaction in which Cendant or an affiliate acquires a previously unaffiliated business entity that owns securities of the Company; or (iii) acquisitions made as a result of a stock split, stock dividend or other recapitalization; or (iv) from making any request of the Company on a confidential basis, without any public disclosure thereof by Cendant and without any intent to compel the Company to make any public disclosure thereof. In the event that the Company enters into or publicly consents to a transaction involving a “Change in Control”, or becomes the target of a publicly announced tender offer, subject only to customary conditions, by a third party having adequate financial resources which, if concluded, would involve a “Change in Control”, then the restrictions and limitations contained in this paragraph shall not apply, unless and until such proposed “Change in Control” transaction is terminated without being consummated or completed. For purpose of the foregoing, a transaction shall be deemed to involve a “Change in Control” if the transaction would involve any of the following: (A) any person or entity (other than the Founding Airlines as a group or their subsidiaries or affiliates as a group or any of their employee benefit plan or plans or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity), or any group acting in concert, shall beneficially own, directly or indirectly, in excess of fifty percent (50%) of the total voting power represented by the then outstanding voting securities of the Company; or (B) upon a merger, combination, consolidation or reorganization of the

Company, other than a merger, combination, consolidation or reorganization which would result in (1) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction and (2) at least such 51% of voting power continuing to be held in the aggregate by the holders of the voting securities of the Company immediately prior to such transaction (conditions (1) and (2) are retired to as the “Continuance Conditions”); or (C) all or substantially all of the assets of the Company are sold or otherwise disposed of, whether in one transaction or a series of transactions, unless the Continuance Conditions shall have been satisfied with respect to the purchaser of such assets and such purchaser assumes the Company’s obligations under this Agreement; or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any of the Company’s voting securities which results in a majority of the directors of the Company being comprised of individuals other than (1) the directors of the Company following the election of the three independent directors, that may occur after the Initial Public Offering or (2) any new director whose election or nomination for election to the Board of Directors was approved or recommended by the Company’s board of directors. As used herein, the term “voting securities” shall mean any securities which vote generally in the election of directors. The foregoing provision shall become effective when Cendant has received any non-public confidential information pursuant to this letter. Cendant also agrees that the Company may be entitled to equitable relief; including injunction, in the event of any breach of the provisions of this paragraph

It is acknowledged and agreed that money damages would not be a sufficient remedy for any breach of this letter and, accordingly, in the event of a breach or threat of a breach of this letter by Recipient hereto, Disclosing Party shall be entitled to specific performance of this letter and an injunction restraining such breach. Nothing herein shall be construed as limiting Disclosing Party’s right to any other remedies available for such breach or threat of breach, including without limitation, the recovery of damages. This covenant shall be deemed to be an agreement independent of any other obligation of the parties hereto, and the existence of any claim or cause of action of a party hereto, whether predicated upon this letter or otherwise, shall not constitute a defense to the enforcement of this covenant by the other party hereto.

This letter is for the benefit of the parties hereto, and is enforceable by each of them in accordance with its terms, and no other person or entity shall obtain any right under this letter other than the parties hereto.

Very truly yours,

Orbitz LLC

By:	/s/ John J. Park
Name:	John J. Park
Title:	CFO

Accepted and agreed:

Cendant Corporation

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President, Law and Corporate Secretary

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